Exhibit 5.3

411 East Wisconsin Avenue Suite 2350 Milwaukee, Wisconsin 53202-4426 414.277.5000 Fax 414.271.3552 www.quarles.com	Attorneys at Law in Chicago Indianapolis Madison Milwaukee Naples Phoenix Scottsdale Tampa Tucson Washington, D.C.

December 12, 2014

CBRE Group, Inc.

CBRE Services, Inc.

400 South Hope Street

25th Floor

Los Angeles, California 90071

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to The Polacheck Company, Inc., a Wisconsin corporation (the “Guarantor”), in connection with the Registration Statement on Form S-3 (Registration No. 333-1 78800) (together with any post-effective amendments thereto through the date hereof, the “Registration Statement”), including the prospectus constituting a part thereof dated December 29, 2011, and the supplement to the prospectus dated December 9, 2014 (collectively, the “Prospectus”), filed by CBRE Group, Inc., a Delaware corporation (the “Company”), CBRE Services, Inc., a Delaware corporation and subsidiary of the Company (the “Issuer”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $125,000,000 aggregate principal amount of 5.25% Senior Notes due 2025 (the “Notes”) and the issuance by the Company, the Guarantor and the other guarantors of guaranties (the “Guaranties”) with respect to the Notes. The Notes represent a further issuance of the Issuer’s 5.25% Senior Notes due 2025 originally issued in an aggregate principal amount of $300,000,000 on September 26, 2014. The Notes will be issued under, and the Guaranties will be issued as provided in, an indenture dated as of March 14, 2013 (the “Base Indenture”), among the Issuer, the Company, certain of the other guarantors named therein (including the Guarantor) and Wells Fargo Bank, National Association , as trustee (the “Trustee”), as amended and supplemented by the Second Supplemental Indenture dated as of September 26, 2014 (the “Second Supplemental Indenture”), among the Issuer, the Company, the other guarantors named therein (including the Guarantor) and the Trustee and by the Third Supplemental Indenture dated as of December 12, 2014 (the “Third Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), among the Issuer, the Company, the other guarantors named therein (including the Guarantor) and the Trustee.

We have examined the Registration Statement, includin g the Prospectus, and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, the Issuer and the Guarantor.

In rendering the opinions set forth below, we have assumed the ge nuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Notes and the Indenture are the Issuer’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the other guarantors named therein (excluding the Guarantor) and the Trustee.

CBRE Group, Inc.

CBRE Services, Inc.

December 12, 2014

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are ofthe opinion that:

( l) based solely on a certificate from the Wisconsin Depmtment of Financial Institutions, the Guarantor is validly existing as a corporation under the laws of the State of Wisconsin , has filed an annual report with the Department of Financial Institutions within its most recently completed report year, and has not filed articles of dissolution;

(2) the Guarantor has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder;

(3) the Guarantor has duly authorized and executed the Indenture, and duly authorized its delivery;

(4) the Guaranty (as provided in the Indenture) of the Guarantor has been duly authorized and issued by the Guarantor; and

(5) the execution and delivery by the Guarantor of the Indenture and its performance of its obligations thereunder have not and will not result in any violation of (a) its articles of incorporation or bylaws or (b) any Wisconsin statute or any rule or regulation issued pursuant to any Wisconsin statute or any order identified to us by the Guarantor and issued by any court or governmental agency or body (it being understood that we have not undertaken any independent investigation to determine the existence or absence of such facts).

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, rraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. We do not express any opinion concerning any law other than the Jaws of the State of Wisconsin and the federal Jaws of the United States of America. We express no opinion as to compliance by the Guarantor with federal or Wisconsin laws, statutes and regulations generally applicable to the conduct of its business or as to consents, approvals or other actions by federal or Wisconsin regulatory authorities generally required for the conduct of its business. We also express no opinion herein as to (a) securities or blue sky disclosure laws or regulations; (b) antitrust or unfair competition laws or regulations; (c) tax or racketeering laws or regulations; or (d) local Jaws, regulations or ordinances.

We are not opining on matters of New York Jaw, which governs the Indenture; we understand that your counsel, Simpson Thacher & Bartlett LLP, is opining on certain other matters in connection with the Notes (including matters governed under New York law), and the foregoing opinions may be relied upon by such counsel in connection therewith. We hereby consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and to the incorporation by reference of this opinion letter into the Registration Statement and the Prospectus and to the references to our firm therein .

Very truly yours,

QUARLES & BRADY LLP